Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel and U.S. Federal Trade Commission Reach Tentative Settlement

SANTA CLARA, Calif., August 4, 2010 – Intel and the Federal Trade Commission (FTC) have reached a tentative settlement in the antitrust suit filed by the Commission December 16.  The FTC sued Intel alleging Intel had violated Section 5 of the FTC Act. The settlement agreement expressly states that Intel does not admit either any violation of law or that the facts alleged in the complaint are true.  The agreement approved today by the Commission is subject to a 30 day public comment period and final approval by the Commission.

“This agreement provides a framework that will allow us to continue to compete and to provide our customers the best possible products at the best prices,” said Doug Melamed, Intel senior vice president and general counsel.  “The settlement enables us to put an end to the expense and distraction of the FTC litigation.”

A copy of the agreement can be found at www.intel.com/pressroom/legal

About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

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CONTACTS:       Chuck Mulloy
       408-765-3484
       cmulloy@intel.com